Filed Pursuant to Rule 433

Registration Statement No. 333-166176

Thermo Fisher Scientific Inc.

Term Sheet

August 15, 2012

1.850% Senior Notes due 2018

Issuer:	Thermo Fisher Scientific Inc.

Principal Amount:	$500,000,000

Maturity Date:	January 15, 2018

Coupon (Interest Rate):	1.850%

Yield to Maturity:	1.853%

Spread to Benchmark Treasury:	T+105 bps

Benchmark Treasury:	0.500% due July 2017

Benchmark Treasury Price and Yield:	98-17 / 0.803%

Interest Payment Dates:	January 15 and July 15, commencing on January 15, 2013

Redemption Provision:	We may redeem, at our option, the notes in whole at any time or in part from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest in respect of the notes being redeemed (not including any portion of the payments of interest accrued but unpaid as of the date of redemption) discounted on a semi-annual basis (assuming a 360-day year of twelve 30-day months), at the Treasury Rate plus 20 basis points, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

Issue Price:	99.985%

Settlement Date:	August 22, 2012 (T+5)

Ratings*:	Moody’s: Baa1 (stable) S&P: A- (stable) Fitch: BBB+ (stable)

Concurrent Debt Offerings:	We are also offering $800,000,000 in aggregate principal amount of our 3.150% Senior Notes due January 2023

CUSIP:	883556BB7

ISIN:	US883556BB78

Joint Book-Running Managers	Goldman, Sachs & Co. J.P. Morgan Securities LLC RBS Securities Inc. Barclays Capital Inc. Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC

Co-Managers

BNP Paribas Securities Corp.

HSBC Securities (USA) Inc.

Mitsubishi UFJ Securities (USA), Inc.

Banca IMI S.p.A.

ING Financial Markets LLC

KeyBanc Capital Markets Inc.

Scotia Capital (USA) Inc.

U.S. Bancorp Investments, Inc.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the active joint book-running managers can arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. at 1-866-471-2526; or by calling J.P. Morgan Securities LLC at 1-212-834-4533; or by calling RBS Securities Inc. at 1-866-884-2071.